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Exhibit (a)(8)
                          THE WILLIAMS COMPANIES, INC.

                                OFFER TO EXCHANGE
                  OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

                            CONFIRMATION OF ELECTION
                               NOT TO PARTICIPATE

July [_], 2003


Name

Address 1
Address 2
Address 3

City, ST Zip

Dear [Name]:

This statement confirms that you have elected not to participate in the stock option exchange program. Your eligible options will remain outstanding in accordance with their original terms and conditions.

Questions may be directed to the Human Resources Service Center at (800) 320-8040 or (918) 573-5400.